Exhibit 10.39

Commitment Letter

To: Beijing iQIYI Cinema Management Co., Ltd.

To ensure your normal operation and to faciliate the development of your business, Qiyi.com, Inc. (“Qiyi Cayman”) hereby undertakes as follows:

If you incur any loss before the issuance of this undertaking letter, in case that Qiyi Cayman holds 100% equity interests in Beijing iQIYI New Media Science and Technology Co., Ltd. (“iQIYI New Media Tech”), Qiyi Cayman undertakes to provide financial aid free of charge to you to the extent permitted by law through Beijing iQIYI New Media Tech. The amount of such financial aid shall not be less than your loss, so that your operation will not be affected by such financial loss. You are not required to repay the financial aid provided by Qiyi Cayman through Beijing iQIYI New Media Tech according to this letter.

If you suffer any loss in any year after the issuance of this letter, in case that Qiyi Cayman holds 100% equity interests in Beijing iQIYI New Media Tech, Qiyi Cayman will provide financial aid free of charge to you to the extent permitted by law through Beijing iQIYI New Media Tech in the next year. The amount of such financial aid shall not be less than your loss, so that your operation will not be affected by such financial loss. You are not required to repay the financial aid provided by Qiyi Cayman through Beijing iQIYI New Media Tech according to this letter.

The abovementioned undertakings are conditioned on that: the Exclusive Consulting and Business Cooperation Agreement, the Exclusive Share Purchase Agreement, the Loan Agreement, the Share Pledge Agreement and the Power of Attorney entered into by and between you, your shareholders and relevant entities on July 27, 2017 and any amendments to the above documents with consents of the signing parties all remain effective.

For and on behalf of

Qiyi.com, Inc.

/s/ GONG Yu

July 27th, 2017